Exhibit 24.4

POWER OF ATTORNEY

THE UNDERSIGNED director of SPX Corporation (the “Corporation”) hereby appoints Scott W. Sproule and John W. Nurkin and each of them singly, as the undersigned’s lawful agent and attorney-in-fact, with full power of substitution and re-substitution, for and on behalf and in the name of the undersigned, to execute and file with the Securities and Exchange Commission amendments to the Corporation’s Registration Statement on Form S-4 (Registration No. 333-68650) to remove from registration all shares of the Corporation’s common stock that remain unsold, with full power and authority to take or cause to be taken all other actions that in the judgment of such appointed person(s) may be necessary or appropriate to cause any such amendments to become effective under the Securities Act of 1933, as amended.

EXECUTED on the 20th day of October, 2016.

/s/ RUTH G. SHAW
Ruth G. Shaw